Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022,

and for the years and for the three-month periods ended December 31, 2023 and 2022

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the years and for the three-month periods ended December 31, 2023 and 2022

•	Unaudited interim condensed consolidated statements of financial position as of December 31, 2023 and 2022

•	Unaudited interim condensed consolidated statements of changes in equity for the years ended December 31, 2023 and 2022

•	Unaudited interim condensed consolidated statements of cash flows for the years and for the three-month periods ended December 31, 2023 and 2022

•	Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Revenue from contracts with customers	4	1,168,774	1,187,660	309,196	320,296
Cost of sales:
Operating costs	5.1	(94,685)	(133,385)	(22,270)	(36,113)
Crude oil stock fluctuation	5.2	(2,058)	(500)	1,743	4,722
Depreciation, depletion and amortization	12/13/14	(276,430)	(234,862)	(79,011)	(63,148)
Royalties and others	5.3	(176,813)	(188,677)	(46,593)	(51,601)
Other non-cash costs related to the transfer of conventional assets	1.2.1	(27,539)	—	(7,972)	—

Gross profit		591,249	630,236	155,093	174,156

Selling expenses	6	(68,792)	(59,904)	(19,170)	(18,847)
General and administrative expenses	7	(70,483)	(63,826)	(18,665)	(19,615)
Exploration expenses	8	(16)	(736)	352	(169)
Other operating income	9.1	203,812	26,698	83,639	3,715
Other operating expenses	9.2	302	(3,321)	(143)	(715)
Impairment of long -lived assets	2.4.1	(24,585)	—	(24,585)	—

Operating profit		631,487	529,147	176,521	138,525

Interest income	10.1	1,235	809	433	425
Interest expense	10.2	(21,879)	(28,886)	(5,674)	(6,545)
Other financial income (expense)	10.3	(65,484)	(67,556)	(3,827)	(23,729)

Financial income (expense), net		(86,128)	(95,633)	(9,068)	(29,849)

Profit before income tax		545,359	433,514	167,453	108,676

Current income tax (expense) benefit	15	(16,393)	(92,089)	39,570	54,560
Deferred income tax (expense)	15	(132,011)	(71,890)	(74,085)	(87,732)

Income tax (expense)		(148,404)	(163,979)	(34,515)	(33,172)

Profit for the year / period, net		396,955	269,535	132,938	75,504

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- Profit (loss) from actuarial remeasurement related to employee benefits	25	6,565	(4,181)	7,553	(974)
- Deferred income tax (expense) benefit	15	(2,298)	1,463	(2,644)	341

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes		4,267	(2,718)	4,909	(633)

Total comprehensive profit for the year / period		401,222	266,817	137,847	74,871

Earnings per share
Basic (in US Dollars per share)	11	4.237	3.068	1.396	0.861
Diluted (in US Dollars per share)	11	4.000	2.755	1.317	0.762

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	As of December 31, 2023	As of December 31, 2022
Assets
Noncurrent assets
Property, plant and equipment	12	1,927,759	1,606,339
Goodwill	13	22,576	28,288
Other intangible assets	13	10,026	6,792
Right-of-use assets	14	61,025	26,228
Investments in associates		8,619	6,443
Trade and other receivables	16	136,351	15,864
Deferred income tax assets		5,743	335

Total noncurrent assets		2,172,099	1,690,289

Current assets
Inventories	18	7,549	12,899
Trade and other receivables	16	205,102	90,406
Cash, bank balances and other short-term investments	19	213,253	244,385

Total current assets		425,904	347,690

Total assets		2,598,003	2,037,979

Equity and liabilities
Equity
Capital stock	20.1	517,874	517,873
Other equity instruments		32,144	32,144
Legal reserve	20.2	8,233	2,603
Share-based payments		42,476	40,744
Share repurchase reserve	20.2	79,324	49,465
Other accumulated comprehensive income (losses)		(4,427)	(8,694)
Accumulated profit (losses)		571,391	209,925

Total equity		1,247,015	844,060

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		383,128	243,411
Lease liabilities	14	35,600	20,644
Provisions	21	12,339	31,668
Borrowings	17.1	554,832	477,601
Employee benefits	25	5,703	12,251

Total noncurrent liabilities		991,602	785,575

Current liabilities
Provisions	21	4,133	2,848
Lease liabilities	14	34,868	8,550
Borrowings	17.1	61,223	71,731
Salaries and payroll taxes	22	17,555	25,120
Income tax liability		3	58,770
Other taxes and royalties	23	36,549	20,312
Trade and other payables	24	205,055	221,013

Total current liabilities		359,386	408,344

Total liabilities		1,350,988	1,193,919

Total equity and liabilities		2,598,003	2,037,979

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the year ended December 31, 2023

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2022	517,873	32,144	2,603	40,744		49,465	(8,694)	209,925	844,060

Profit for the year	—	—	—	—		—	—	396,955	396,955
Other comprehensive income for the year	—	—	—	—		—	4,267	—	4,267

Total comprehensive income	—	—	—	—		—	4,267	396,955	401,222

Ordinary and Extraordinary General Shareholders’ meeting year 2023 (1):
Creation of legal reserve	—	—	5,630	—		—	—	(5,630)	—
Creation of share repurchase reserve	—	—	—	—		29,859	—	(29,859)	—
Share-based payments	1	—	—	1,732	(2)	—	—	—	1,733

Amounts as of December 31, 2023	517,874	32,144	8,233	42,476		79,324	(4,427)	571,391	1,247,015

(1)	See Note 20.2.
(2)	Including 23,133 share-based payments (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the year ended December 31, 2022

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments		Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2021	586,706	—		—	31,601		—	(5,976)	(47,072)	565,259

Profit for the year	—	—		—	—		—	—	269,535	269,535
Other comprehensive income for the year	—	—		—	—		—	(2,718)	—	(2,718)

Total comprehensive income	—	—		—	—		—	(2,718)	269,535	266,817

Ordinary and Extraordinary General Shareholders’ meeting on April 26, 2022 (1):
Creation of legal reserve	—	—		1,255	—		—	—	(1,255)	—
Creation of share repurchase reserve	—	—		—	—		23,840	—	(23,840)	—
Board of Directors’ meeting on September 27, 2022 (1):
Reduction of capital stock	(39,530)	—		—	—		—	—	39,530	—
Warrant Holders’ meeting on October 4,2022 (1):
Cashless exercises of warrants	—	32,144	(2)	—	—		—	—	—	32,144
Ordinary and General Shareholders’ meeting on December 7, 2022 (1):
Creation of legal reserve	—	—		1,348	—		—	—	(1,348)	—
Creation of share repurchase reserve	—	—		—	—		25,625	—	(25,625)	—
Share repurchase (1)	(29,304)	—		—	—		—	—	—	(29,304)
Share-based payments	1	—		—	9,143	(3)	—	—	—	9,144

Amounts as of December 31, 2022	517,873	32,144		2,603	40,744		49,465	(8,694)	209,925	844,060

(1)	See Note 21 to the annual consolidated financial statements as of December 31, 2022.
(2)	Including 32,894 of cashless exercise of warrants (See Note 18.5.1 to the annual consolidated financial statements as of December 31, 2022). net of 750 related to expenses.
(3)	Including 16,576 share-based payments (Note 7), net of tax charges.

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Cash flows from operating activities:
Profit for the year / period, net		396,955	269,535	132,938	75,504
Adjustments to reconcile net cash flows
Items related to operating activities:
Other non-cash costs related to the transfer of conventional assets	1.2.1	27,539	—	7,972	—
(Reversal of) allowance for expected credit losses	6	—	(36)	—	—
Share-based payments	7	23,133	16,576	5,858	4,800
Net (decrease) increase in provisions	9.2	(578)	2,790	143	715
Net changes in foreign exchange rate	10.3	(18,458)	(33,263)	(7,927)	6,597
Discount for well plugging and abandonment	10.3	2,387	2,444	599	619
Interest expense on lease liabilities	10.3	2,894	1,925	757	360
Discount of assets and liabilities at present value	10.3	(2,137)	2,561	806	(2,229)
Income tax expense	15	148,404	163,979	34,515	33,172
Employee benefits	25	300	502	176	143
Items related to investing activities:
Gain related to the transfer of conventional assets	1.2.1 / 9.1	(89,659)	—	—	—
Impairment of long -lived assets	2.4.1	24,585	—	24,585	—
Gain from farmout agreement	9.1	(24,429)	(18,218)	—	—
Interest income	10.1	(1,235)	(809)	(433)	(425)
Changes in the fair value of financial assets	10.3	(19,437)	17,599	(31,659)	(528)
Depreciation and depletion	12/14	272,371	231,746	77,894	62,376
Amortization of intangible assets	13	4,059	3,116	1,117	772
Items related to financing activities:
Interest expense	10.2	21,879	28,886	5,674	6,545
Changes in the fair value of warrants	10.3	—	30,350	—	7,762
Amortized cost	10.3	1,810	2,365	525	827
Remeasurement in borrowings	10.3	72,044	52,817	23,077	15,148
Other financial income (expense)	10.3	26,381	(9,242)	17,649	(4,827)
Changes in working capital:
Trade and other receivables		(81,260)	(34,515)	35,460	17,038
Inventories	5.2	2,058	500	(1,743)	(4,722)
Trade and other payables		61,230	40,183	28,593	18,978
Payments of employee benefits	25	(283)	(254)	(74)	(68)
Salaries and payroll taxes		(26,441)	2,877	(253)	5,289
Other taxes and royalties		(43,507)	(8,024)	(2,673)	(15,569)
Provisions		(1,359)	(2,265)	(89)	(510)
Income tax payment		(67,213)	(74,354)	(6,782)	(12,397)

Net cash flows provided by operating activities		712,033	689,771	346,705	215,370

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars)

	Notes	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment		(688,437)	(479,025)	(228,910)	(148,277)
Payments for the acquisition of AFBN assets (1)		(25,000)	(115,000)	(6,250)	(6,250)
Payments for acquisitions of other intangible assets	13	(7,293)	(6,030)	(3,757)	(3,374)
Payments for acquisitions of investments in associates		(2,176)	(3,466)	(1,544)	(744)
Prepayment of leases	16	(14,292)	—	(131)	—
Payments received from farmout agreement	9.1	26,650	20,000	—	—
Proceeds from the transfer of conventional assets	1.2.1	10,000	—	—	—
Interest received	10.1	1,235	809	433	425

Net cash flows (used in) investing activities		(699,313)	(582,712)	(240,159)	(158,220)

Cash flows from financing activities:
Proceeds from borrowings	17.2	318,169	128,788	99,669	52,618
Payment of borrowings cost	17.2	(1,779)	(1,670)	(80)	(1,086)
Payment of borrowings principal	17.2	(211,499)	(195,091)	(141,225)	(30,096)
Payment of borrowings interest	17.2	(22,993)	(34,430)	(4,239)	(4,238)
Payment of lease	14	(36,780)	(11,494)	(6,343)	(2,892)
Share repurchase		—	(29,304)	—	(5,500)
Payments of other financial cost	10.3	(25,562)	—	(17,649)	—

Net cash flow provided by (used in) financing activities		19,556	(143,201)	(69,867)	8,806

Net increase (decrease) in cash and cash equivalents		32,276	(36,142)	36,679	65,956
Cash and cash equivalents at beginning of year / period	19	241,956	311,217	170,846	180,793
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(64,716)	(33,119)	1,991	(4,793)
Net increase (decrease) in cash and cash equivalents		32,276	(36,142)	36,679	65,956

Cash and cash equivalents at end of year / period	19	209,516	241,956	209,516	241,956

Significant transactions that generated no cash flows
Acquisition of property, plant and equipment through increase in trade and other payables		152,607	138,543	152,607	138,543
Disposal for transfer of conventional assets through increase in trade and other receivables	1.2.1	(116,071)	—	—	—
Changes in well plugging and abandonment with an impact in property, plant and equipment	12	(930)	(713)	1,688	3,433

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Notes 1 through 30 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information, structure and activities

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), formerly known as Vista Oil & Gas, S.A.B. de C.V., was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

On April 26, 2022, Vista Oil & Gas, S.A.B. de C.V. changed the Company’s corporate name to “Vista Energy, S.A.B. de C.V.”.

Its main office is located in the City of Mexico, Mexico, at Pedregal 24, floor 4, Colonia Molino del Rey, Alcaldía Miguel Hidalgo, zip code 11040.

Through its subsidiaries, the Company engages in oil and gas exploration and production (upstream segment).

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on February 20, 2024.

Other than mentioned in Note 1.2 there were no changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2022.

1.2 Significant transactions for the year

1.2.1 Agreement signed with Petrolera Aconcagua Energía S.A. (“Aconcagua”) related to conventional assets (“transfer of conventional assets”)

On February 23, 2023, the Company approved the agreement signed by its subsidiary Vista Energy Argentina S.A.U. (“Vista Argentina”) with Aconcagua for the operations in the following concessions of the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession located in the Province of Neuquén; (ii) Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E upstream concessions located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession located in the Province of Río Negro, and (iv) the 25 de Mayo-Medanito S.E. crude oil transportation concession located in the Province of Río Negro (jointly with the Exploitation concessions the “Concessions”).

The Transaction consists of a two-phase operation as described below:

•

The First Phase or Operating Period, which became effective on March 1, 2023, (“Effective Date”) and will remain in place until the “Closing Date”, which will be: (i) the date when Vista Argentina has received 4 (four) million barrels of crude oil and 300 (three hundred) million standard cubic meters (m3) of natural gas (9,300 kilocalories per m3); or (ii) February 28, 2027 (“Deadline”), whichever comes first.

If Aconcagua fails to meet the aforementioned point (i), Aconcagua undertakes to pay in cash before Deadline the undelivered production according to the average price of the Neuquén Basin for the last 12 (twelve) months.

•

The Second Phase will begin on Closing Date, and Vista Argentina and Aconcagua will request the Provinces of Río Negro and Neuquén (“the Provinces”) to approve the assignment of the Concessions. Thus, the Second Phase will end when the Concessions are transferred to Aconcagua through province approval and the Transaction will then be formalized.

Under the terms of the Transaction, during the Operating Period, Vista Argentina maintains the ownership of the Concessions, and Aconcagua: (i) pays 26,468 in cash (10,000 on February 15, 2023, (“Signature Date”) and 10,734 and 5,734 in March 2024 and 2025, respectively); (ii) will operate the Concessions on an as is where is basis, and (iii) pays 100% of Vista’s share capex, operating cost, as well as assumes any other cost, including royalties and taxes related to the operation of Concessions.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Concession transaction is governed by a joint operating agreement between both parties. Among other issues, it is established that Vista Argentina maintains the right to explore and develop the Vaca Muerta formation in the Exploitation Concessions, and that it may obtain one or more independent and separate unconventional concessions to develop such resources.

In addition, the Parties signed natural gas processing and sales agreements whereby Aconcagua undertakes to provide Vista Argentina with certain additional volumes of natural gas, and to process and deliver the natural gas applicable to Vista Argentina.

Finally, if Aconcagua fails to comply with its obligations, which either in part or in full exceed 250, Vista Argentina may regain control of the Concessions.

As a consequence of the Transaction, the Company received 10,000 in cash; and recognized: (i) an initial accounts receivable for a total amount of 205,730 in “Trade and other receivables” under “Receivable related to the transfer of conventional assets” (Note 16); (ii) a disposal of 120,529 and 5,542 in “Property, plant and equipment” and “Goodwill”, respectively (Note 12 and 13), and (iii) a gain of 89,659 in “Other operating income” under “Gain related to transfer of conventional assets” (Note 9.1).

For the year ended December 31, 2023, the Company recognized 27,539 mainly related to the amortization of the aforementioned account receivable, in the unaudited interim condensed consolidated statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”.

Note 2. Basis of preparation and material accounting policies

2.1 Bases of preparation and presentation

The unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of December 31, 2023, and the results of operations for the year ended December 31, 2023. Therefore, these interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2022.

Except for the information included in Note 2.6, these unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s consolidated financial statements as of December 31, 2022.

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Other than the transaction mentioned in Note 1.2 there were no changes in interest in Company subsidiaries during the year ended December 31, 2023.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

2.4 Summary of material accounting policies

2.4.1 Impairment testing of goodwill and nonfinancial assets other than goodwill

Nonfinancial assets, including identifiable intangible assets, are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other groups of assets or Cash Generating Units (“CGUs”).

In Argentina, oil and gas properties were grouped as detailed bellow:

•

As of December 31, 2023, (i) operated exploitation concessions of unconventional oil and gas exploration and production; and (ii) non-operating concessions of conventional oil and gas exploration and production.

•

As of December 31, 2022, (i) operated exploitation concessions of conventional oil and gas exploration and production; (ii) operated concessions of unconventional oil and gas exploration and production; and (iii) non-operating concessions of conventional oil and gas exploration and production.

The Company also identified only 1 (one) CGUs in Mexico: (i) operated exploitation concessions of conventional oil and gas exploration and production, as of December 31, 2023 and 2022.

The Company conducts its impairment test of nonfinancial assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of December 31, 2023, the Company identified impairment indicators, mainly resulting from the decline in the international price of crude oil in Mexico and local price of natural gas in Argentina. Therefore, the Company performed an impairment testing; using estimated cash flows per CGU, to determine the recoverable amount of the long -lived assets and compare it against carrying amount of CGU.

As result of the analysis performed, for the year ended December 31, 2023 the Company recorded an impairment of 22,906 related to the CGU operated exploitation concessions of conventional oil and gas exploration and production in Mexico and 1,679 related to the CGU for non-operating exploitation concessions of conventional oil and gas exploration and production in Argentina.

As of December 31, 2022, the Company did not identify indications of impairment related with goodwill and nonfinancial assets other than goodwill.

Main assumptions used

The Company’s calculation of the value in use related to the aforementioned CGUs is more sensitive to the following assumptions:

	As of December 31, 2023		As of December 31, 2022
	Argentina	Mexico	Argentina	Mexico
Discount rates (after taxes)	12.9%	6.0%	11.9%	7.9%
Discount rates (before taxes)	21.9%	8.2%	18.7%	11.6%
Prices of crude oil, natural gas and Liquefied Petroleum Gas (“LPG”)
Crude oil (USD/bbl) (1)
2023	—	—	80.3	72.2
2024	82.4	73.4	92.8	88.3
2025	79.0	70.9	84.0	79.9
2026	72.6	64.5	79.3	78.3
2027	66.4	61.3	79.3	78.3
As from 2028	66.4	61.3	79.3	78.3
Natural gas - local prices (USD/MMBTU) (2)
As from	2.8	3.3	3.9	3.0
LPG – local prices (USD/tn)
As from	296.3	—	250.4	—

(1)	The prices correspond to Brent and Maya, for Argentina and Mexico, respectively.
(2)	Millions of British Themal Unit (“MMBTU”).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Sensitivity to changes in assumptions

Regarding the assessment of the value in use as of December 31, 2023, and 2022, the Company considers that there are no reasonably possible changes in any of the abovementioned main assumptions that may cause the carrying amount of any CGU to significantly exceed its recoverable amount, except for the following:

	As of December 31, 2023		As of December 31, 2022
	Argentina (1)	México	Argentina (2)	México
Discount rate	+/- 10%		+/- 10%
Carrying amount	(136) / -	(2,559) / -	- / -	- / -
Expected prices of crude oil, natural gas and LPG	+/- 10%		+/- 10%
Carrying amount	- / (349)	- / (13,402)	- / (41,816)	- / -

(1)	Related to the non-operating concessions of conventional oil and gas exploration and production CGU.
(2)	Related to the operated concessions of conventional oil and gas exploration and production CGU.

The aforementioned sensitivity analysis may not be representative of the actual change in the carrying amount because it is unlikely that the change in the assumptions would occur in isolation, as some assumptions may be correlated.

As of December 31, 2023, and 2022, the net carrying amount of property, plant and equipment, intangible assets and right-of-use assets is disclosed in Notes 12, 13 and 14, respectively.

2.5 Regulatory framework

A- Argentina

2.5.1 General

2.5.1.1 Exports Increase Program

On October 3, 2023, the Department of Energy (“SE” by Spanish acronym) through Resolution No. 808/23, established that the exporters of crude oil, gas and by-products (that meet certain conditions) may receive 25% of the funds obtained from exports through securities acquired in foreign currency and sold in local currency.

On October 23, 2023, the Argentine Executive (“PEN” by Spanish acronym), through Necessity and Urgency Decree (“DNU” by Spanish acronym) No. 549/23, set forth the Export Increase Program, by virtue of which 30% of the funds obtained from exports may be received through securities market, effective through November 17, 2023.

On November 20, 2023, the PEN through DNU No. 597/23 amended the percentages setting 50% as the amount to be received through the securities market, effective until December 10, 2023. It also ratified the exporters should pay duties, taxes and other items based on the exceptional and temporary countervalue related to these payments.

On December 13, 2023, the PEN through DNU No. 28/23 amended the percentages setting 20% as the amount to be received through the securities market in foreign currency, currently in place.

For the year ended December 31, 2023, the Company recognized 81,232 in “Other operating income” under “Gain from Exports Increase Program” (Note 9.1).

2.5.2 Gas market

2.5.2.1 Argentine promotion plan to stimulate natural gas production: 2020-2024 supply and demand system (“Gas IV Plan”)

On December 22, 2022, through Resolution No. 860/2022 of the SE, the Company, through its subsidiary Vista Argentina, was awarded a base volume of 0.86 Mcm/day at an annual average price of 3.29 USD/MMBTU, applicable until December 31, 2024.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The Company was granted a permit by the SE to export natural gas to Chile according to the following volumes:

(i)	0.15 Mcm/day for the period elapsed from January through April 2022;

(ii)	a variable volume for May through September 2022; and

(iii)	0.45 Mcm/day for the period elapsed from October 2022 through April 2023.

On April 19, 2023, through Resolution No. 265/2023 of the SE, the base volume awarded to Vista was increased to 1.14 Mcm/day, maintaining the annual average price of 3.29 USD/MMBTU, applicable for a four-year period as from January 1, 2025.

Therefore, the Company was granted permissions by the SE to export natural gas to Chile according to the following volumes:

(i)	0.02 Mcm/day for the period elapsed from July through September 2023;

(ii)	0.43 Mcm/day for the period elapsed from October 2023 through April 2024;

(iii)	0.17 Mcm/day for the period elapsed from May 2024 through September 2024;

(iv)	0.43 Mcm/day for de period elapsed from October 2024 through December 2024; and

(v)	a variable volume until December 2024.

For the years ended December 31, 2023 and 2022, the Company received a net amount of 5,189 and 3,149, respectively.

As of December 31, 2023 and 2022, the receivables related to such plan stand at 1,245 and 3,772, respectively (Note 16).

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework for the year ended December 31, 2023 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

B- Mexico

There have been no significant changes in Mexico’s regulatory framework during the year ended December 31, 2023 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2022).

2.6 Comparative Information

In these unaudited interim condensed consolidated financial statements as of December 31, 2023, the Company has made a change in the “Export Duties” presentation in the “Royalties and others” (Note 5.3), which was previously included in “Revenues from contract with customers”.

The comparative information for the year and for the three-month period ended December 31, 2022, has been reclassified to ensure consistent filing with the unaudited interim condensed consolidated financial statements as of December 31, 2023.

“Revenues from contract with customers” and “Royalties and others” increased by 43,840 for the years ended December 31, 2022; and 12,191 for the three-month periods ended December 31, 2022.

These changes had no effect on unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the year and for the three-month period ended December 31, 2022.

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss) and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and LPG (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

For the years ended December 31, 2023, and 2022, the Company generated 99% and 1% of its revenues related to assets located in Argentina and Mexico, respectively.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

The following chart summarizes noncurrent assets per geographical area:

	As of December 31, 2023	As of December 31, 2022
Argentina	2,122,735	1,638,973
Mexico	49,364	51,316

Total noncurrent assets	2,172,099	1,690,289

Note 4. Revenue from contracts with customers

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Goods sold	1,168,774	1,187,660	309,196	320,296

Total revenue from contracts with customers	1,168,774	1,187,660	309,196	320,296

Recognized at a point in time	1,168,774	1,187,660	309,196	320,296

4.1 Information broken down by revenue from contracts with customers

Type of products	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Revenues from crude oil sales	1,097,316	1,113,411	296,180	298,540
Revenues from natural gas sales	67,290	68,663	12,048	20,187
Revenues from LPG sales	4,168	5,586	968	1,569

Total revenue from contracts with customers	1,168,774	1,187,660	309,196	320,296

Distribution channels	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Exports of crude oil	642,155	604,977	163,127	173,039
Local crude oil for refineries	455,161	508,434	133,053	125,501
Exports of natural gas	20,359	13,531	3,927	9,844
Local natural gas for industries	19,606	20,093	3,840	6,421
Local natural gas for retail distribution companies	17,639	18,829	2,453	2,599
Local natural gas for electric power generation	9,686	16,210	1,828	1,323
LPG sales	4,168	5,586	968	1,569

Total revenue from contracts with customers	1,168,774	1,187,660	309,196	320,296

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 5. Cost of sales

5.1 Operating costs

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Fees and compensation for services	48,729	66,155	11,609	18,349
Salaries and payroll taxes	21,072	22,344	4,633	6,545
Employee benefits	5,926	6,481	1,462	2,063
Transport	5,214	5,963	1,850	2,058
Consumption of materials and spare parts	4,933	16,824	771	3,672
Easements and fees	4,547	11,427	751	2,295
Other	4,264	4,191	1,194	1,131

Total operating costs	94,685	133,385	22,270	36,113

5.2 Crude oil stock fluctuation

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Crude oil stock at beginning of the year / period (Note 18)	4,722	5,222	921	—
Less: Crude oil stock at end of the year / period (Note 18)	(2,664)	(4,722)	(2,664)	(4,722)

Total crude oil stock fluctuation	2,058	500	(1,743)	(4,722)

Note 5.3 Royalties and others

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Royalties	128,723	144,837	34,207	39,410
Export duties	48,090	43,840	12,386	12,191

Total royalties and others	176,813	188,677	46,593	51,601

Note 6. Selling expenses

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Transport	33,006	28,686	10,363	11,745
Taxes, rates and contributions	14,908	16,522	3,690	4,008
Fees and compensation for services	10,490	5,137	2,292	457
Tax on bank account transactions	10,388	9,595	2,825	2,637
(Reversal of) allowance for expected credit losses	—	(36)	—	—

Total selling expenses	68,792	59,904	19,170	18,847

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 7. General and administrative expenses

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Salaries and payroll taxes	23,300	27,178	4,695	7,830
Share-based payments	23,133	16,576	5,858	4,800
Fees and compensation for services	11,764	9,848	3,592	2,728
Employee benefits	4,678	3,360	1,569	1,147
Institutional promotion and advertising	2,174	2,066	687	710
Taxes, rates and contributions	1,884	1,859	1,068	1,045
Other	3,550	2,939	1,196	1,355

Total general and administrative expenses	70,483	63,826	18,665	19,615

Note 8. Exploration expenses

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
(Reversal of) geological and geophysical expenses	16	736	(352)	169

Total exploration expenses	16	736	(352)	169

Note 9. Other operating income and expenses

9.1 Other operating income

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Gain related to the transfer of conventional assets (1)	89,659	—	—	—
Gain from Exports Increase Program (2)	81,232	—	81,232	—
Gain from farmout agreement (3)	24,429	18,218	—	—
Other services income (4)	8,492	8,480	2,407	3,715

Total other operating income	203,812	26,698	83,639	3,715

(1)	See Note 1.2.1.
(2)	Including 86,173 of gain, net of related costs (Note 2.5.1.1).
(3)

The years ended December 31, 2023, and 2022, including 26,650 and 20,000 of payments received by Trafigura Argentina S.A., related to the farmout agreements, net of disposals of oil and gas properties and goodwill for 2,051 and 170; 1,654 and 128, respectively (Note 12 and 13). (See Note 29.3.2 to the annual consolidated financial statements as of December 31, 2022).

(4)	Services not directly related to the Company’s main activity.

9.2 Other operating expenses

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
(Provision for) environmental remediation (1)	(485)	(2,133)	(58)	(702)
Restructuring and reorganization expenses (2)	(276)	(531)	—	—
Reversal of (Provision for) materials and spare parts obsolescence (1)	1,132	(278)	(8)	64
(Provision for) contingencies (1)	(69)	(379)	(77)	(77)

Total other operating expenses	302	(3,321)	(143)	(715)

(1)	These transactions did not generate cash flows.
(2)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 10. Financial income (expense), net

10.1 Interest income

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Financial interest	1,235	809	433	425

Total interest income	1,235	809	433	425

10.2 Interest expense

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Borrowings interest (Note 17.2)	(21,879)	(28,886)	(5,674)	(6,545)

Total interest expense	(21,879)	(28,886)	(5,674)	(6,545)

10.3 Other financial income (expense)

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Amortized cost (Note 17.2)	(1,810)	(2,365)	(525)	(827)
Changes in the fair value of warrants	—	(30,350)	—	(7,762)
Net changes in foreign exchange rate	18,458	33,263	7,927	(6,597)
Discount of assets and liabilities at present value	2,137	(2,561)	(806)	2,229
Changes in the fair value of financial assets	19,437	(17,599)	31,659	528
Interest expense on lease liabilities (Note 14)	(2,894)	(1,925)	(757)	(360)
Discount for well plugging and abandonment	(2,387)	(2,444)	(599)	(619)
Remeasurement in borrowings (1)	(72,044)	(52,817)	(23,077)	(15,148)
Other (2)	(26,381)	9,242	(17,649)	4,827

Total other financial income (expense)	(65,484)	(67,556)	(3,827)	(23,729)

(1)	Related to borrowings in purchasing value units (“UVA”, by Spanish acronym) adjusted by the benchmark stabilization coefficient (“CER”, by its Spanish acronym) (Note 17.2).
(2)	For the year ended December 31, 2023 including 819 from loss for corporate bonds (“ON” by its Spanish acronym) swapping (Notes 17.1 and 17.2).

For the year ended December 31, 2022 including 2,515 from loss for ON swapping (See Note 18.1 to the annual consolidated financial statements as of December 31, 2022).

Note 11. Earnings per share

a) Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the year / period.

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Profit for the year / period, net	396,955	269,535	132,938	75,504
Weighted average number of ordinary shares	93,679,904	87,862,531	95,218,119	87,664,094

Basic earnings per share	4.237	3.068	1.396	0.861

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

b) Diluted

Diluted earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the year / period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the year / period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Profit for the year / period, net	396,955	269,535	132,938	75,504
Weighted average number of ordinary shares (1)	99,232,919	97,830,538	100,968,859	99,147,328

Diluted earnings per share	4.000	2.755	1.317	0.762

(1)

As of December 31, 2023, the Company has 95,355,432 outstanding shares (Note 20) that cannot exceed 98,781,028 shares. Likewise, in accordance with IFRS the average number of ordinary shares with a potential dilutive effect amounts to 99,232,919.

As of December 31, 2023, the Company holds 3,705,757 Series A shares to be used in the Long-Term Incentive Plan (“LTIP”), that, on the date of this unaudited interim condensed consolidated financial statements, are currently unvested. Consequently, they are not included in the weighted average number of ordinary shares to calculate diluted earnings per share.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Property, plant and equipment

The changes in property, plant and equipment for the year ended December 31, 2023 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties		Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2022	10,794	43,522	513,164		1,607,895		153,948	41,958	2,371,281
Additions	—	1	—		—		636,189	98,124	734,314
Transfers	3,474	7,551	—		738,092		(666,739)	(82,378)	—
Disposals	—	(13)	(2,475	) (1)	(930	) (2)	—	—	(3,418)
Impairment of long -lived assets (3)	—	—	(11,982)		(16,393)		—	—	(28,375)
Disposals related to the transfer of conventional assets (4)	(1,694)	(7,537)	—		(292,020)		(383)	(12,749)	(314,383)

Amounts as of December 31, 2023	12,574	43,524	498,707		2,036,644		123,015	44,955	2,759,419

Accumulated depreciation
Amounts as of December 31, 2022	(300)	(15,587)	(67,947)		(681,108)		—	—	(764,942)
Depreciation	(3)	(4,921)	(13,634)		(246,238)		—	—	(264,796)
Disposals	—	10	424	(1)	—		—	—	434
Impairment of long -lived assets (3)	—	—	502		3,288		—	—	3,790
Disposals related to the transfer of conventional assets (4)	71	5,259	—		188,524		—	—	193,854

Amounts as of December 31, 2023	(232)	(15,239)	(80,655)		(735,534)		—	—	(831,660)

Net value
Amounts as of December 31, 2023	12,342	28,285	418,052		1,301,110		123,015	44,955	1,927,759

Amounts as of December 31, 2022	10,494	27,935	445,217		926,787		153,948	41,958	1,606,339

(1)	Related to the farmout agreement mentioned in Note 9.1.
(2)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.
(3)	See Note 2.4.1.
(4)	See Note 1.2.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 13. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the year ended December 31, 2023:

	Goodwill		Other intangible assets
Cost
Amounts as of December 31, 2022	28,288		18,246
Additions	—		7,293
Disposals	(170	) (1)	—
Disposals related to the transfer of conventional assets (2)	(5,542)		(1,143)

Amounts as of December 31, 2023	22,576		24,396

Accumulated amortization
Amounts as of December 31, 2022	—		(11,454)
Amortization	—		(4,059)
Disposals related to the transfer of conventional assets (2)	—		1,143

Amounts as of December 31, 2023	—		(14,370)

Net value
Amounts as of December 31, 2023	22,576		10,026

Amounts as of December 31, 2022	28,288		6,792

(1)	Related to the farmout agreement mentioned in Note 9.1.
(2)	See Note 1.2.1.

Note 14. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the year ended December 31, 2023, are detailed below:

	Right-of-use assets			Total lease liabilities
	Buildings	Plant and machinery	Total
Amounts as of December 31, 2022	986	25,242	26,228	(29,194)

Additions	—	63,336	63,336	(68,499)
Reestimation	(14)	1,450	1,436	(1,675)
Depreciation (1)	(584)	(29,391)	(29,975)	—
Payments	—	—	—	36,780
Interest expense (2)	—	—	—	(7,880)

Amounts as of December 31, 2023	388	60,637	61,025	(70,468)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 22,400.
(2)	Including drilling agreements capitalized as “Works in progress” for 4,986.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 69 and 118 for the years ended December 31, 2023 and 2022, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 15. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these interim condensed consolidated financial statements are as follows:

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Income tax
Current income tax	(16,393)	(92,089)	39,570	54,560
Deferred income tax	(132,011)	(71,890)	(74,085)	(87,732)

Income tax (expense) charged in the statement of profit or loss	(148,404)	(163,979)	(34,515)	(33,172)

Deferred income tax charged to other comprehensive income	(2,298)	1,463	(2,644)	341

Total income tax (expense)	(150,702)	(162,516)	(37,159)	(32,831)

For the year ended December 31, 2023, the Company’s effective rate was 27%. The differences between the effective and statutory rate mainly include: (i) the application of the tax adjustment for inflation in Argentina; (ii) the depreciation of the Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; and (iii) the accumulative tax losses not recognized in the period. (See Note 31.1 to the annual consolidated financial statements as of December 31, 2022).

Note 16. Trade and other receivables

	As of December 31, 2023	As of December 31, 2022
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Receivables related to the transfer of conventional assets (1)	70,526	—
Midstream prepaid expenses (2)	34,660	—
Prepaid expenses and other receivables (3)	27,414	13,630
Value added tax (“VAT”)	462	940
Turnover tax	5	493

	133,067	15,063
Financial assets:
Receivables from joint operations	2,936	—
Loans to employees	348	801

	3,284	801

Total noncurrent trade and other receivables	136,351	15,864

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	59,787	38,978

	59,787	38,978
Other receivables:
Prepayments, tax credits and other:
Receivables related to the transfer of conventional assets (1)	86,043	—
VAT	19,713	22,939
Income tax	13,409	2,921
Prepaid expenses and other receivables	9,381	13,864
Turnover tax	385	634

	128,931	40,358

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of December 31, 2023	As of December 31, 2022
Financial assets:
Accounts receivable from third parties	7,804	2,172
Receivables from joint operations	6,581	3,854
Gas IV Plan (Note 2.5.2.1)	1,245	3,772
Advances to directors and loans to employees	557	444
Other	197	828

	16,384	11,070

Other receivables	145,315	51,428

Total current trade and other receivables	205,102	90,406

(1)	Related to the accounts receivable recognized as a result of the Transaction mentioned in Note 1.2.1.
(2)	Related to the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Oldelval”) (See Note 29 and Note 28.1 to the annual consolidated financial statements as of December 31, 2022).
(3)	As of December 31, 2023, includes 14,292 related to prepayment of leases.

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of December 31, 2023, in general, accounts receivable has a 19-day term for sales of crude oil and a 50-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses of 100% against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of December 31, 2023 and 2022 an allowance for expected credit losses was recorded in trade and other receivables for 52 and 231 respectively.

As of the date of these interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

Note 17. Financial assets and liabilities

17.1 Borrowings

	As of December 31, 2023	As of December 31, 2022
Noncurrent
Borrowings	554,832	477,601

Total noncurrent	554,832	477,601

Current
Borrowings	61,223	71,731

Total current	61,223	71,731

Total Borrowings	616,055	549,332

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of December 31, 2023	As of December 31, 2022
Fixed interest
Less than 1 year	60,373	48,588
From 1 to 2 years	81,900	154,895
From 2 to 5 years	392,550	232,279
Over 5 years	55,382	65,427

Total	590,205	501,189

Variable interest
Less than 1 year	850	23,143
From 1 to 2 years	—	—
From 2 to 5 years	25,000	25,000
Over 5 years	—	—

Total	25,850	48,143

Total Borrowings	616,055	549,332

See Note 17.4 for information on the fair value of the borrowings.

The carrying amount of borrowings as of December 31, 2023 and 2022 of the Company through its subsidiary Vista Argentina, is as follows:

Company	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of December 31, 2023		As of December 31, 2022
Banco Galicia, Banco Itaú Unibanco, Banco Santander Rio and Citibank NA	July, 2018	USD	150,000	Variable	LIBOR + 4.50%	July, 2023	—		69,121
			150,000	Fixed	8.00%
Santander International	January, 2021	USD	11,700	Fixed	1.80%	January, 2026	68	(1) (3)	68	(1)
Santander International	July, 2021	USD	43,500	Fixed	2.05%	July, 2026	79	(1) (3)	79	(1)
Santander International	January, 2022	USD	13,500	Fixed	2.45%	January, 2027	28	(1) (3)	28	(1)
ConocoPhillips Company	January, 2022	USD	25,000	Variable	SOFR (2) + 2.01%	September, 2026	25,850	(3)	25,594

					Total		26,025		94,890

(1)	The carrying amount is related to interest, and the principal is collateralized.
(2)	Secured Overnight Financing Rate (“SOFR”), which replaces LIBOR as of June 30, 2023.
(3)	See Note 29.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Moreover, Vista Argentina issued ON, under the name “Programa de Notas” approved by the National Securities Commission in Argentina (“CNV” by its Spanish acronym). The following chart shows the carrying amount of ON as of December 31, 2023 and 2022:

Instrument	Execution date	Currency	Principal		Interest	Annual rate	Maturity date	As of December 31, 2023		As of December 31, 2022
ON III	February, 2020	USD	50,000		Fixed	3.50%	February, 2024	—	(1)	9,607
ON VI	December, 2020	USD-linked (2)	10,000		Fixed	3.24%	December, 2024	9,997		9,968
ON VII	March, 2021	USD	42,371	(3)	Fixed	4.25%	March, 2024	—		42,200
ON VIII	March, 2021	ARS	3,054,537	(4)	Fixed	2.73%	September, 2024	—	(1)	45,185
ON X	June, 2021	ARS	3,104,063	(4)	Fixed	4.00%	March, 2025	—	(1)	40,765
ON XI	August, 2021	USD-linked (2)	9,230		Fixed	3.48%	August, 2025	9,231		9,214
ON XII	August, 2021	USD-linked (2)	100,769		Fixed	5.85%	August, 2031	102,556		102,504
ON XIII	June, 2022	USD	43,500		Fixed	6.00%	August, 2024	43,458		43,211
ON XIV	November, 2022	USD	40,511		Fixed	6.25%	November, 2025	36,484		36,408
ON XV	December, 2022	USD	13,500		Fixed	4.00%	January, 2025	13,476		13,413
ON XVI	December, 2022	USD-linked (2)	63,450		Fixed	0.00%	June, 2026	63,231		63,079
	May, 2023	USD-linked (2)	40,785	(3)	Fixed	0.00%	June, 2026	40,525		—
ON XVII	December, 2022	USD-linked (2)	39,118		Fixed	0.00%	December, 2026	38,948		38,888
ON XVIII	March, 2023	USD-linked (2)	118,542		Fixed	0.00%	March, 2027	117,979		—
ON XIX	March, 2023	USD-linked (2)	16,458		Fixed	1.00%	March, 2028	16,396		—
ON XX	June, 2023	USD	13,500		Fixed	4.50%	July, 2025	13,357		—
ON XXI	August, 2023	USD-linked (2)	70,000		Fixed	0.99%	August, 2028	69,749	(5)	—
ON XXII	December, 2023	USD	14,669		Fixed	5,00%	June, 2026	14,643		—

							Total	590,030		454,442

						Total Borrowings		616,055		549,332

(1)	As of December 31, 2023 the Company pre- settled ON III, VIII and X.
(2)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date.
(3)

On May 29, 2023, the Company settled ON VII by: (i) issuing additional ON XVI for 40,785 (which generated no cash flows); and (ii) paid remind principal and interest. The Company recognized 819 related to the loss from the issuance of the swap mentioned (Note 10.3).

(4)	Amount in UVA, adjusted by CER (Note 10.3).
(5)	See Note 29.

Under the aforementioned program, Vista Argentina may list ON in Argentina for a total principal up to 800,000 or its equivalent in other currencies at any time.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

17.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of December 31, 2023	As of December 31, 2022
Amounts at beginning of year	549,332	610,973
Proceeds from borrowings (1)	358,954	228,614
Borrowings interest (2) (Note 10.2)	21,879	28,886
Payment of borrowings cost	(1,779)	(1,670)
Payment of borrowings interest	(22,993)	(34,430)
Payment of borrowings principal (1)	(252,284)	(294,917)
Amortized cost (2) (Note 10.3)	1,810	2,365
Remeasurement in borrowings (2) (3) (Note 10.3)	72,044	52,817
Changes in foreign exchange rate (2) (3)	(111,727)	(45,821)
Other financial expense (2) (Note 10.3)	819	2,515

Amounts at end of year	616,055	549,332

(1)	As of December 31, 2023, borrowings received, and principal payments include 40,785 related to the ON swapping mentioned in Note 17.1. These transactions did not generate cash flows.

As of December 31, 2022, borrowings received, and principal payments include 99,826 related to the ON swapping mentioned in Note 18.1 to the annual consolidated financial statements as of December 31, 2022. These transactions did not generate cash flows.

(2)	These transactions did not generate cash flows.
(3)	Related to ON VIII and X, which amounts were in UVA and adjusted by CER. As of December 31, 2023, they were pre- settled by the Company.

17.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of December 31, 2023	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	5,438	5,438
Trade and other receivables (Note 16)	3,284	—	3,284

Total noncurrent financial assets	3,284	5,438	8,722

Cash, bank balances and other short-term investments (Note 19)	35,292	156,163	191,455
Trade and other receivables (Note 16)	76,171	—	76,171

Total current financial assets	111,463	156,163	267,626

Liabilities
Borrowings (Note 17.1)	554,832	—	554,832
Lease liabilities (Note 14)	35,600	—	35,600

Total noncurrent financial liabilities	590,432	—	590,432

Borrowings (Note 17.1)	61,223	—	61,223
Trade and other payables (Note 24)	205,055	—	205,055
Lease liabilities (Note 14)	34,868	—	34,868

Total current financial liabilities	301,146	—	301,146

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of December 31, 2022	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	5,703	5,703
Trade and other receivables (Note 16)	801	—	801

Total noncurrent financial assets	801	5,703	6,504

Cash, bank balances and other short-term investments (Note 19)	17,606	202,869	220,475
Trade and other receivables (Note 16)	50,048	—	50,048

Total current financial assets	67,654	202,869	270,523

Liabilities
Borrowings (Note 17.1)	477,601	—	477,601
Lease liabilities (Note 14)	20,644	—	20,644

Total noncurrent financial liabilities	498,245	—	498,245

Borrowings (Note 17.1)	71,731	—	71,731
Trade and other payables (Note 24)	221,013	—	221,013
Lease liabilities (Note 14)	8,550	—	8,550

Total current financial liabilities	301,294	—	301,294

Below are income, expenses, profit, or loss from each financial instrument:

For the year ended December 31, 2023:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 10.1)	1,235	—	1,235
Interest expense (Note 10.2)	(21,879)	—	(21,879)
Amortized cost (Note 10.3)	(1,810)	—	(1,810)
Net changes in foreign exchange rate (Note 10.3)	18,458	—	18,458
Discount of assets and liabilities at present value (Note 10.3)	2,137	—	2,137
Changes in the fair value of financial assets (Note 10.3)	—	19,437	19,437
Interest expense on lease liabilities (Note 10.3)	(2,894)	—	(2,894)
Discount for well plugging and abandonment (Note 10.3)	(2,387)	—	(2,387)
Remeasurement in borrowings (Note 10.3)	(72,044)	—	(72,044)
Other (Note 10.3)	(26,381)	—	(26,381)

Total	(105,565)	19,437	(86,128)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

For the year ended December 31, 2022:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 10.1)	809	—	809
Interest expense (Note 10.2)	(28,886)	—	(28,886)
Amortized cost (Note 10.3)	(2,365)	—	(2,365)
Changes in the fair value of warrants (Note 10.3)	—	(30,350)	(30,350)
Net changes in foreign exchange rate (Note 10.3)	33,263	—	33,263
Discount of assets and liabilities at present value (Note 10.3)	(2,561)	—	(2,561)
Changes in the fair value of financial assets (Note 10.3)	—	(17,599)	(17,599)
Interest expense on lease liabilities (Note 10.3)	(1,925)	—	(1,925)
Discount for well plugging and abandonment (Note 10.3)	(2,444)	—	(2,444)
Remeasurement in borrowings (Note 10.3)	(52,817)	—	(52,817)
Other (Note 10.3)	9,242	—	9,242

Total	(47,684)	(47,949)	(95,633)

17.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

17.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

•	Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

•	Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

The following chart shows the Company’s financial assets measured at fair value as of December 31, 2023 and 2022:

As of December 31, 2023	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	5,438	—	—	5,438
Short-term investments	156,163	—	—	156,163

Total assets	161,601	—	—	161,601

As of December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	5,703	—	—	5,703
Short-term investments	202,869	—	—	202,869

Total assets	208,572	—	—	208,572

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1 and Level 2 from December 31, 2022, through December 31, 2023.

17.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of December 31, 2023	Carrying amount	Fair value	Level
Liabilities
Borrowings	616,055	516,699	2

Total liabilities	616,055	516,699

17.5 Risk management objectives and policies concerning financial instruments

17.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during period-end or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities.

The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2022, except for the following:

17.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of December 31, 2023 and 2022, the Company performed foreign exchange currency hedge transactions, and the impact in the results of the year is recognized in “Other financial income (expense)”.

Most Company sales are denominated in USD, or the changes in sales follow the changes in USD listed price.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

During the years ended December 31, 2023 and 2022, ARS depreciated by about 356% and 72%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

As of December 31, 2023
Changes in exchange rate:	+/- 10%
Effect on profit before income taxes	658 / (658)
Effect on equity before income taxes	658 / (658)

Interest rate risk

For the years ended December 31, 2023, and 2022, the average interest rate was 100% and 57%, respectively.

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to the potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of December 31, 2023 and 2022, about 4% and 9% of indebtedness was subject to variable interest rates.

For the years ended December 31, 2023 and 2022, the variable interest rate of loans denominated in USD stood at 9.32% and 4.55%, respectively. For the year ended December 31, 2022, the variable rate of loans denominated in ARS stood at 36.31%.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

In the case of fixed rates and in view of current market conditions, the Company considers that the risk of an increase in interest rates is low; therefore, it does not expect substantial fixed rate debt risk.

For the years ended December 31, 2023, and 2022, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 18. Inventories

	As of December 31, 2023	As of December 31, 2022
Materials and spare parts	4,651	8,177
Crude oil stock (Note 5.2)	2,664	4,722
Assigned crude oil stock	234	—

Total inventories	7,549	12,899

Note 19. Cash, bank balances and other short-term investments

	As of December 31, 2023	As of December 31, 2022
Mutual funds	152,426	202,165
Money market funds	35,292	15,881
Cash in banks	21,798	23,910
Government bonds	3,737	2,429

Total cash, banks balances and other short-term investments	213,253	244,385

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 (three) months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of December 31, 2023	As of December 31, 2022
Cash, bank balances and other short-term investments	213,253	244,385
Less
Government bonds	(3,737)	(2,429)

Cash and cash equivalents	209,516	241,956

Note 20. Equity

20.1 Capital stock

The following chart shows a reconciliation of the movements in the Company’s capital stock for the year ended December 31, 2023:

	Series A	Series C	Total
Amounts as of December 31, 2022	517,873	—	517,873
Number of shares	88,406,478	2	88,406,480

Cashless exercises of warrants	—	—	—
Number of shares	1,176,811	—	1,176,811
Series A shares to be granted in LTIP	1	—	1
Number of shares	5,772,141	—	5,772,141

Amounts as of December 31, 2023	517,874	—	517,874
Number of shares	95,355,430	2	95,355,432

As of December 31, 2023 and 2022, the Company’s authorized capital includes 33,436,809 and 40,385,761 Series A ordinary shares, respectively, held in Treasury.

20.2 Legal reserve and share repurchase reserve

Under Mexican Business Associations Law, the Company is required to allocate 5% of net profit for the year to increase the legal reserve until it is equal to 20% of capital based on the Company’s nonconsolidated financial statements.

During 2023, through the Ordinary and Extraordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase of a fund to acquire own shares for 29,859, and the increase of the legal reserve for 5,630, both based on the Company’s nonconsolidated financial statements.

See Note 21 to the annual consolidated financial statements as of December 31, 2022.

Note 21. Provisions

	As of December 31, 2023	As of December 31, 2022
Noncurrent
Well plugging and abandonment	12,191	31,389
Environmental remediation	148	279

Total noncurrent provisions	12,339	31,668

Current
Well plugging and abandonment	3,096	1,135
Environmental remediation	936	1,542
Contingencies	101	171

Total current provisions	4,133	2,848

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 22. Salaries and payroll taxes

	As of December 31, 2023	As of December 31, 2022
Current
Provision for bonuses and incentives	12,657	17,599
Salaries and social security contributions	4,898	7,521

Total current salaries and payroll taxes	17,555	25,120

Note 23. Other taxes and royalties

	As of December 31, 2023	As of December 31, 2022
Current
Tax withholdings	21,090	7,205
Royalties	14,375	12,642
Other	1,084	465

Total current other taxes and royalties	36,549	20,312

Note 24. Trade and other payables

	As of December 31, 2023	As of December 31, 2022
Current
Accounts payable:
Suppliers	204,696	196,484

Total current accounts payables	204,696	196,484

Other accounts payables:
Payables to partners of joint operations	197	161
Extraordinary fee for Gas IV Plan	162	488
Payables to third parties (1)	—	23,880

Total other current accounts payables	359	24,529

Total current trade and other payables	205,055	221,013

(1)

Related to acquisition of 50% operating working interest in the unconventional concessions of Aguada Federal and Bandurria Norte. (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2022).

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Year ended December 31, 2023	Year ended December 31, 2022	Period from October 1, through December 31, 2023	Period from October 1, through December 31, 2022
Cost of services	(25)	(44)	(6)	(9)
Cost of interest	(639)	(458)	(170)	(134)
Settlement	364	—	—	—

Total	(300)	(502)	(176)	(143)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of December 31, 2023
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of year	(19,009)	6,758	(12,251)
Items classified as loss or profit
Cost of services	(25)	—	(25)
Cost of interest	(909)	270	(639)
Settlement	364	—	364
Items classified in other comprehensive income
Actuarial remeasurement gain	6,213	352	6,565
Benefit payments	777	(777)	—
Payment of contributions	1,294	(1,011)	283

Amounts at end of year	(11,295)	5,592	(5,703)

The fair value of plan assets as of every year end per category, is as follows:

	As of December 31, 2023	As of December 31, 2022
US government bonds	5,438	5,703
Cash and cash equivalents	154	1,055

Total	5,592	6,758

See Note 23 to the annual consolidated financial statements as of December 31, 2022.

Note 26. Related parties’ transactions and balances

As of December 31, 2023 and 2022, the Company carries no balances with related parties and relevant transactions other than those included in Note 27 to the annual consolidated financial statements as of December 31, 2022.

Note 2.3 to the annual consolidated financial statements as of December 31, 2022 provides information on the Group’s structure, including information on Company subsidiaries.

Note 27. Commitments and contingencies

27.1 “Vaca Muerta Norte” Pipeline Agreement

On May 16, 2023, through its subsidiary Vista Argentina, the Company entered into an agreement with YPF S.A. (“YPF”), Equinor Argentina B.V. Sucursal Argentina (“Equinor”) and Shell Argentina S.A. (“Shell”) (jointly the “Parties”) , whereby YPF, in its capacity as the hydrocarbon transportation concession owner of the pipeline (the “Pipeline”) located in the Province of Neuquén from “La Amarga Chica” area to “Puesto Hernández” area (the “Transportation Concession”), assigns to the remainder parties an undivided interest of the rights and obligations over the Transportation Concession amounting to: (i) 3.5% (three point five percent) in favour of Equinor; (ii) 13.3% (thirteen point three percent) to Shell, and (iii) 8% (eight percent) to Vista Argentina (the “Assignment”).

The Transportation Concession will be used to transport the production of all oil and gas areas in which the Parties have, now or hereafter, a Pipeline interest.

In addition, the Parties signed (i) an agency agreement whereby Equinor, Shell and Vista Argentina entrusted YPF with the acts and tasks required to build the Pipeline and set the costs and expenses to be contributed by each concession holder in proportion to their interests, and; (ii) an agreement for the joint construction of the Pipeline, which establishes the terms and conditions to operate, maintain and use the Pipeline transportation capacity and the Transportation Concession.

Moreover, this Assignment is pending approval by the Executive Power of the Province of Neuquén.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of the date of these unaudited interim condensed consolidated financial statements, Vista Argentina paid 20,089 related to this agreement.

Other than mentioned above, there were no significant changes in commitments and contingencies for the year ended December 31, 2023 (See Notes 28 and 29 to the annual consolidated financial statements as of December 31, 2022).

Note 28. Tax regulations

A-	Argentina

28.1. Income tax

On July 20, 2023, the Federal Public Revenue Agency (“AFIP” by Spanish acronym) issued General Resolution No. 5,391/2023, which establishes a one-time payment towards current income tax.

For taxpayers whose taxable income as of December 31, 2022, before computing prior-year Net Operating Loss (“NOL”) is equal to or higher than ARS 600,000,000, and who have not assessed income tax for that same period, this one-time payment towards income tax amounts to 15% of such taxable income. This amount is payable in 3 (three) equal and consecutive instalments as from August 2023 and will be computed towards income tax assessed for the year ended December 31, 2023. As of December 31, 2023, the Company, through its subsidiary AFBN S.R.L., made payments towards income tax for 979.

In addition, on December 4, 2023, the AFIP issued General Resolution No. 5,453/2023, which establishes a one-time payment towards current income tax, for taxpayers who extract hydrocarbons, manufacture oil refinery products, and generate thermal power whose taxable income as of December 31, 2022, before computing prior-year NOLs, is equal to or higher than ARS 600,000,000, and who have not assessed income tax for that same period, this one-time payment towards income tax amounts to 15% of such taxable income. This amount is payable in 3 (three) equal and consecutive instalments as from December 2023 and will be computed towards income tax assessed for the year ended December 31, 2023. As of December 31, 2023, the Company, through its subsidiary Vista Argentina, made payments towards income tax for 3,031.

28.2 Tax for an inclusive and solidary Argentina (“PAIS Tax” by Spanish acronym)

On July 24, 2023, through Decree No. 377/2023, the PEN set forth that PAIS tax shall also be applied to the acquisition of foreign currency for the payments of imports of goods and services, at a 7.5% rate for imports of goods and freight, and at a 25% for imports of services. This tax extension does not apply to imports of goods related to power generation.

On December 13, 2023, through Decree No. 29/2023, the PEN increased the rates under PAIS tax applicable to the acquisition of foreign currency for the payment of imports of goods and freight to 17.50%.

Other than mentioned above, there were no significant changes in Argentina’s and Mexico’s tax regulations during the year ended December 31, 2023 (See Note 31 to the annual consolidated financial statements as of December 31, 2022).

Note 29. Subsequent events

The Company assessed events subsequent to December 31, 2023, to determine the need of a potential recognition or disclosure in these interim condensed consolidated financial statements. The Company assessed such events through February 20, 2024, date in which these financial statements were made available for issue.

•	On January 4, 2024, Vista Argentina paid interest for an amount of 112 corresponding to loan agreements signed with Banco Santander International in July 2021 and January 2022.

•	On January 19, 2024, Vista Argentina paid interest for a total amount of 958 corresponding to loan agreement signed with ConocoPhillips Company.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

•	On January 19, 2024, Vista Argentina paid interest for an amount of 72 corresponding to loan agreement signed with Banco Santander International in January 2021.

•	On January 25, 2024, Vista Argentina signed a loan Agreement with Banco Macro for a total amount of 35,000; at an annual interest rate of 7%, and expiration date between February 8 and 23, 2024.

•	On February 11, 2024, Vista Argentina paid interest for a total amount of 175 corresponding to ON XXI.

•	On February 14, 2024, Vista Argentina made payment to Oldelval for an amount of 5,078 related to Duplicar Plus Project (Note 16).

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 30. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.1, the Company, thought it subsidiary Vista Argentina signed an agreement with Aconcagua for the operation of the following concessions in the Neuquina Basin, Argentina (the “Transaction”): (i) the Entre Lomas upstream concession, located in the Province of Neuquén; (ii) the Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito S.E. upstream concessions, located in the Province of Río Negro (jointly, the “Exploitation Concessions”); (iii) the Entre Lomas and Jarilla Quemada gas transportation concession, located in the Province of Río Negro; and (iv) the 25 de Mayo-Medanito SE Crude oil transportation concession, located in the Province of Río Negro (jointly with the Exploitation Concessions, the “Concessions”).

The Company has prepared this financial information to comply with the regulatory requirements set forth by the Mexican Banking and Securities Commission (“CNBV” by Spanish acronym), which have been prepared in accordance with IFRS as issued by the IASB. They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

30.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the year and for the three-month period ended December 31, 2022 (unaudited)

	Year			Three-month period
	Year ended December 31, 2022	Pro forma adjustments	Year ended December 31, 2022 Pro forma	Period from October 1, through December 31, 2022	Pro forma adjustments	Period from October 1, through December 31, 2022 Pro forma
Revenue from contracts with customers	1,187,660	(112,094)	1,075,566	320,296	(33,246)	287,050
Cost of sales:
Operating costs	(133,385)	58,493	(74,892)	(36,113)	17,024	(19,089)
Crude oil stock fluctuation	(500)	(12)	(512)	4,722	(2,485)	2,237
Depreciation, depletion and amortization	(234,862)	31,953	(202,909)	(63,148)	10,898	(52,250)
Royalties and others	(188,677)	28,222	(160,455)	(51,601)	7,324	(44,277)
Other non-cash costs related to the transfer of conventional assets	—	(28,041)	(28,041)	—	(8,346)	(8,346)

Gross profit	630,236	(21,479)	608,757	174,156	(8,831)	165,325

Selling expenses	(59,904)	2,527	(57,377)	(18,847)	733	(18,114)
General and administrative expenses	(63,826)	—	(63,826)	(19,615)	—	(19,615)
Exploration expenses	(736)	—	(736)	(169)	—	(169)
Other operating income	26,698	62,623	89,321	3,715	2,001	5,716
Other operating expenses	(3,321)	—	(3,321)	(715)	—	(715)

Operating profit	529,147	43,671	572,818	138,525	(6,097)	132,428

Interest income	809	—	809	425	—	425
Interest expense	(28,886)	—	(28,886)	(6,545)	—	(6,545)
Other financial income (expense)	(67,556)	—	(67,556)	(23,729)	—	(23,729)

Financial income (expense), net	(95,633)	—	(95,633)	(29,849)	—	(29,849)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	Year			Three-month period
	Year ended December 31, 2022	Pro forma adjustments	Year ended December 31, 2022 Pro forma	Period from October 1, through December 31, 2022	Pro forma adjustments	Period from October 1, through December 31, 2022 Pro forma
Profit before income tax	433,514	43,671	477,185	108,676	(6,097)	102,579

Current income tax (expense)	(92,089)	(7,785)	(99,874)	54,560	1,086	55,646
Deferred income tax (expense) benefit	(71,890)	(7,500)	(79,390)	(87,732)	1,047	(86,685)

Income tax (expense) benefit	(163,979)	(15,285)	(179,264)	(33,172)	2,133	(31,039)

Profit for the year / period, net	269,535	28,386	297,921	75,504	(3,964)	71,540

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit or loss in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	(4,181)	—	(4,181)	(974)	—	(974)
- Deferred income tax benefit	1,463	—	1,463	341	—	341

Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods, net of taxes	(2,718)	—	(2,718)	(633)	—	(633)

Total comprehensive profit for the year / period	266,817	28,386	295,203	74,871	(3,964)	70,907

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of December 31, 2023 and 2022, and for the years and for the three-month periods ended December 31, 2023 and 2022

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

30.2 Pro forma consolidated statement of financial position as of December 31, 2022 (unaudited)

	As of December 31, 2022	Pro forma adjustments	As of December 31, 2022 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	1,606,339	(110,428)	1,495,911
Goodwill	28,288	(5,542)	22,746
Other intangible assets	6,792	—	6,792
Right-of-use assets	26,228	(3,131)	23,097
Investments in associates	6,443	—	6,443
Trade and other receivables	15,864	163,786	179,650
Deferred income tax assets	335	—	335

Total noncurrent assets	1,690,289	44,685	1,734,974

Current assets
Inventories	12,899	(3,386)	9,513
Trade and other receivables	90,406	(5,422)	84,984
Cash, bank balances and other short-term investments	244,385	(10,848)	233,537

Total current assets	347,690	(19,656)	328,034

Total assets	2,037,979	25,029	2,063,008

Equity and liabilities
Equity
Capital stock	517,873	—	517,873
Other equity instruments	32,144	—	32,144
Legal reserve	2,603	—	2,603
Share-based payments	40,744	—	40,744
Share repurchase reserve	49,465	—	49,465
Other accumulated comprehensive income (losses)	(8,694)	—	(8,694)
Accumulated profit (losses)	209,925	28,386	238,311

Total equity	844,060	28,386	872,446

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	243,411	7,500	250,911
Lease liabilities	20,644	(3,131)	17,513
Provisions	31,668	—	31,668
Borrowings	477,601	—	477,601
Employee benefits	12,251	—	12,251

Total noncurrent liabilities	785,575	4,369	789,944

Current liabilities
Provisions	2,848	—	2,848
Lease liabilities	8,550	—	8,550
Borrowings	71,731	—	71,731
Salaries and payroll taxes	25,120	—	25,120
Income tax liability	58,770	7,785	66,555
Other taxes and royalties	20,312	—	20,312
Trade and other payables	221,013	(15,511)	205,502

Total current liabilities	408,344	(7,726)	400,618

Total liabilities	1,193,919	(3,357)	1,190,562

Total equity and liabilities	2,037,979	25,029	2,063,008